Exhibit 10.43

VARIOUS, INC.

AMENDMENT TO

BONUS AWARD AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Various, Inc., a California corporation (the “Company”) and Rob Brackett (“Executive”) hereby amend as of the 5th day of December, 2007, the Bonus Award Agreement (the “Bonus Award Agreement”) between the Company and Executive, as follows:

1.

Amendment of Section 1. Section 1 of the Bonus Award Agreement is deleted in its entirety and amended to read as follows:

1.

(a) Transaction Bonus. Executive shall be entitled to receive an amount specified in Schedule A hereto, less applicable withholdings (such amount referred to herein as the “Transaction Bonus”), on the Closing Date if:

(i)

the Penthouse Sale Transaction is closed on or before December 31, 2007; and

(ii)

Executive remains employed fulltime with the Company until the Closing Date of the Penthouse Sale Transaction.

(b) Post-Closing Bonus. Executive shall also be entitled to receive an additional bonus payment in the amount specified in Schedule A, less applicable withholdings (a “Post-Closing Bonus”), to be paid on or before the one month anniversary of the Closing Date.  Executive is entitled to receive such Post-Closing Bonus payment whether or not Executive remains employed with the Company as of the date for such payment, and in the event Executive is deceased when such payment is due to be made, such payment shall be made to Executive’s estate or to such parties as are otherwise entitled by law to receive such payment.

2.

Amendment of Section 3. Section 3 of the Bonus Award Agreement is deleted in its entirety and amended to read as follows:

3.

Retention Bonus. In addition, Executive shall be entitled to receive retention bonus payments in the amounts specified in Schedule A hereto (less applicable withholdings) to be paid (i) if Executive remains employed full time with the Company until the 1st year anniversary of the Closing Date, on the 1st year anniversary of the Closing Date, (ii) if Executive remains employed full time with the Company until the 2nd year anniversary of the Closing Date, on the 2nd year anniversary of the Closing Date and (iii)  if Executive remains employed full time with the Company until the 3rd year anniversary of the Closing Date, on the 3rd year anniversary of the Closing Date (such amounts are collectively referred to herein as the “Retention Bonus”).

3.

Bonus Award Agreement Otherwise Unaffected. Except as amended hereby, the Bonus Award Agreement remains in effect unmodified, and the provisions of the Bonus Award Agreement apply to this Amendment

[Signatures on following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and Executive have executed this Amendment to Bonus Award Agreement as of the date first above written.

VARIOUS, INC.	EXECUTIVE

/s/ David Bloom	/s/ Rob Brackett
By: David Bloom	Rob Brackett
Secretary and General Counsel

SCHEDULE A

Amount of Transaction Bonus to be paid on the Closing Date	$207,143

Amount of Post-Closing Bonus to be paid on or before the one-month anniversary of the Closing Date:	$517,857

Schedule of Retention Bonus Payments

Payment Date	Retention Bonus Payment Amount
1st year anniversary of Closing Date	$241,667
2nd year anniversary of Closing Date	$241,667
3rd year anniversary of Closing Date	$241,667